Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

TORCHMARK CORPORATION

Torchmark Corporation, a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The below amendments to the Corporation’s Restated Certificate of Incorporation, as amended, have been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

2. Article SIXTH of the Restated Certificate of Incorporation, as heretofore amended, of the Corporation is hereby amended to read in its entirety as follows:

SIXTH: The Board of Directors is expressly authorized and empowered to make, alter, amend and repeal the By-Laws of the Corporation.

3. Article TENTH of the Restated Certificate of Incorporation, as heretofore amended, of the Corporation is hereby deleted in its entirety.

4. Article ELEVENTH of the Restated Certificate of Incorporation, as heretofore amended, of the Corporation is hereby renumbered as Article TENTH.

IN WITNESS WHEREOF, Torchmark Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer, this 29th day of April, 2010.

TORCHMARK CORPORATION

By:	/s/ Mark S. McAndrew
	Name:	Mark S. McAndrew
	Title:	Chairman and Chief Executive Officer

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